Exhibit 5.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

April 11, 2018

Castor Maritime Inc.
Victory House
205 Archbishop Makarios Avenue
Limassol 3030
Cyprus

Re:	Castor Maritime Inc.
Ladies and Gentlemen:
We have acted as Marshall Islands counsel to Castor Maritime Inc. (the "Company") in connection with the Company's Registration Statement on Form F-4 (File No. 333-            ) (the "Registration Statement") as filed publicly with the U.S. Securities and Exchange Commission on April 11, 2018, as thereafter amended or supplemented, with respect to the registration of common shares in the capital of the Company, each having a par value of $0.001 (the "Shares"). The Shares are being offered in exchange for an equal number of outstanding unregistered common shares in the capital of the Company, each having a par value of $0.001 (the "Original Shares") pursuant to an exchange offer.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) all Shares will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the Republic of the Marshall Islands in respect of which we are opining).

Castor Maritime Inc.

April 11, 2018

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Shares have been duly authorized, and when issued pursuant to the Exchange Offer in exchange for Original Shares as contemplated in the prospectus included in the Registration Statement or any prospectus supplement, will be duly and validly issued, fully paid and non-assessable.
This opinion is limited to the law of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP